Exhibit (h)(7)

ETF SUB-SERVICES AGREEMENT

between

ETF MANAGERS GROUP LLC

and

INDEX

1	APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2	DUTIES OF GFS	2
3	FEES AND EXPENSES	3
4	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5	REPRESENTATIONS AND WARRANTIES	7
6	CONFIDENTIALITY	7
7	PROPRIETARY INFORMATION	8
8	ADDITIONAL FUNDS AND CLASSES	9
9	ASSIGNMENT AND SUBCONTRACTING	9
10	TERM AND TERMINATION	9
11	MISCELLANEOUS	10

ATTACHED APPENDICES

APPENDIX I
APPENDIX II
APPENDIX III

ETF MANAGERS GROUP LLC

ETF SUB-SERVICES AGREEMENT

THIS ETF SUB-SERVICES AGREEMENT (this “Agreement”) dated the 1th day of February 2019 (the “Effective Date”), is entered into by and between ETF Managers Group LLC, a Delaware limited liability company, having its principal office and place of business at 30 Maple Street, 2nd Floor, Summit, New Jersey 07901 ("EMG"), and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company, having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GFS”).

WHEREAS, EMG has been engaged by ETF Managers Trust, a Delaware statutory trust (the “Trust”), to provide fund administration and fund accounting services for and on behalf of the Funds (as defined below) pursuant to each of that certain Fund Administration Servicing Agreement, dated as of July 17, 2018 between the Trust and EMG and that certain Fund Accounting Servicing Agreement, dated as of July 17, 2018 between the Trust and EMG; and

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 8, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the EMG desires that GFS perform the services selected on Appendix III (collectively the “Services”) for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, EMG and GFS hereby agree as follows:

1.
APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)
EMG, on behalf of each Fund listed in Appendix III attached hereto, hereby appoints GFS to provide the Funds with the Services, for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the Services in return for the compensation as provided in Section 3 and Appendix III of this Agreement. A description of all the Services offered by GFS is set forth on Appendices I – II.

(b)
In connection therewith, EMG has delivered to GFS copies of:

(i) the Trust's current Agreement and Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)
the Trust's Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act (the "Registration Statement");

(iii)
the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(iv)
each Fund’s listing notice from the applicable securities exchange;

(v)
the Trust's current prospectus and statement of additional information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(vi)
if applicable, each Fund’s current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act (the "Plan");

(vii)
each Fund’s investment advisory agreement;

()
each Fund’s underwriting agreement;

(viii)
contact information for the Trust’s and/or each Fund’s service providers, including, but not limited to, EMG, the Trust’s and/or each Fund’s administrator, custodian, transfer agent and/or index receipt agent, independent auditors, legal counsel, underwriter, lead market maker, securities exchange where the Shares will be listed and chief compliance officer; and

(ix)
procedures adopted by the Trust in accordance with Rule 17a-7 under the Investment Company Act with respect to affiliated transactions.

(c)
EMG shall promptly furnish (or cause to be furnished) to GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolutions of the Board of Trustees of the Trust (the "Board") appointing EMG as the Funds’ administrator and granting EMG the authority to enter into this Agreement with GFS.

2.
DUTIES OF GFS

GFS’s duties with respect to Sub-Fund Accounting and Fund Sub-Administration services are detailed in Appendices I and II to this Agreement.

(a)
In order for GFS to perform the Services, EMG shall (or shall cause the Trust to) (i) cause all service providers to the Trust and/or each Fund to furnish any and all necessary information to GFS, and assist GFS as may be required and (ii) ensure that GFS has access to all records and documents that GFS needs to perform the Services and that are maintained by the Trust and the Funds or any service provider to the Trust or any Fund.

(b)
GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent EMG or the Trust in any way or otherwise be deemed an agent of EMG or the Trust.

(c)
Whenever, in the course of performing its duties under this Agreement, GFS determines,on the basis of information supplied to GFS by EMG or the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify EMG and the Trust’s chief compliance officer and legal counsel of such violation.

3.
FEES AND EXPENSES

(a)
Fees. As compensation for the Services provided by GFS pursuant to this Agreement, EMG agrees to pay GFS the fees set forth in Appendix III attached hereto. Fees will begin to accrue with respect to each Fund on the later of the date of this Agreement or the date GFS begins providing services to such Fund. For the purpose of determining fees calculated as a function of such Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which the Services have been furnished, a statement reflecting all of the charges for such month together with any unpaid charges from prior months. Services provided for partial months shall be subject to pro ration.

(b)
Expenses. In addition to the fees paid under Section 3(a) above, EMG agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services, as well as for any out-of-pocket expenses incurred by GFS at the request or with the consent of EMG. For the avoidance of doubt, and without intending to limit EMG’s reimbursement obligation, EMG agrees to reimburse GFS for the following expenses to the extent incurred by GFS in the performance of the Services:

(i)
taxes (except to the extent relating the income of GFS);
(ii)
interest;
(iii)
brokerage fees and commissions, if any;
(iv)
fees for trustees who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of GFS or the Company’s investment adviser;
(v)
SEC fees (including EDGAR filing fees);
(vi)
state blue sky registration or qualification fees;
(vii)
licensing fees for the index on which the Funds are based (“Index”);
(viii)
securities exchange listing fees and fees associated with the calculation and dissemination of the Index and indicative optimized portfolio value (“IOPV”);
(ix)
advisory fees;
(x)
charges of custodians;
(xi)
transfer agent, dividend disbursing agent and index receipt agent fees;
(xii)
insurance premiums;
(xiii)
outside auditing and legal expenses;
(xiv)
costs of maintaining Trust existence;
(xv)
costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
(xvi)
costs of preparing and printing prospectuses for regulatory purposes;
(xvii)
costs of shareholders' reports, Trust meetings and related expenses;
(xviii)
costs associated with Fund purchase and redemption transactions; and

(xix)
any extraordinary expenses.

(c)
Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix III attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide EMG prior written notice of any CPI increase.

(d)
Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)
Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS in connection with the performance of the Services shall be the property of the Trust, and shall be surrendered to EMG, at the expense of EMG, promptly upon request by EMG in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of each Fund’s Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the Investment Company Act.

(f)
Post-Engagement Audit Support Fees. After a de-conversion, GFS may be called upon to provide support to a Fund’s service providers in connection with a Fund’s annual audit. Services provided by GFS to accommodate any request by the Fund for assistance with the Fund’s annual audit following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. EMG agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating any such request.

4.
STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)
Indemnification of GFS. EMG shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to EMG’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by EMG contained in this Agreement, or which arise out of EMG’s lack of good faith, gross negligence or willful misconduct with respect to EMG’s performance under or in connection with this Agreement. EMG shall also indemnify and hold GFS harmless from all reasonable actions taken by GFS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties.

(b)
Indemnification of EMG. GFS shall indemnify and hold EMG harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees,

payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of (i) GFS’s lack of good faith, gross negligence or willful misconduct with respect to GFS’s performance under or in connection with this Agreement, or (ii) solely with respect to work performed by GFS to calculate the net asset value of a Fund, GFS’s ordinary negligence.

(c)
Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) or 4(b) above, EMG shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)
advice of EMG, the Trust, the Funds, their officers, independent auditors or legal counsel;

(ii)
any oral instruction which it receives and which it, in good faith, has a reasonable basis to believe was transmitted by the person or persons authorized by EMG or the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)
any written instruction or resolution of EMG or the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by EMG, the Trust, or other proper party or parties;

(v)
any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)
any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from EMG or the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine.

At any time, GFS may apply to EMG or to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by EMG on behalf of the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.

(d)
Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, except or unless any GFS action or inaction is a direct cause of the error.

(e)
Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser.

(f)
Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the indemnitee to timely notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder except to the extent that the indemnitor is materially prejudiced by such failure.

(g)
Defense of Claims. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)
Limitation of GFS’s Liability. Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the other party under this Section arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such other party. IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

(h)
Notwithstanding anything herein to the contrary, GFS acknowledges and agrees that (i) each Fund represents a separate pool of assets and liabilities from any other Funds subject to this Agreement, (ii) the liabilities or obligations of EMG hereunder on behalf of each Fund are several to the liabilities or obligations of EMG hereunder on behalf of any other Fund, and (iii) to the extent GFS is entitled to receive payments in respect of any Fund under this Agreement pursuant to Section 3, Section 4 or otherwise, GFS acknowledges that EMG shall look only to the assets of the applicable Fund for such payment, and that no other Fund nor any of the Trust’s trustees, officers, employees, agents , or shareholders, whether past, present or future, shall be liable therefor.

5.
REPRESENTATIONS AND WARRANTIES

(a) Representations of GFS. GFS represents and warrants to EMG that:

(i)
it is a limited liability company duly organized, existing and in good standing under the laws of the state of Nebraska;

(ii)
it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and

(iii)
it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(b) Representations of EMG. EMG represents and warrants to GFS that:

(i)
it is a limited liability company duly organized, existing and in good standing under the laws of the state of Delaware;

(ii)
it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)
it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(iv)
the Trust is an investment company registered or to-be registered under the Investment Company Act and will operate in conformance with the Investment Company Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)
a registration statement under the Securities Act is or will be effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund(s) being offered for sale; and

(vi)
Each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

6.
CONFIDENTIALITY

GFS and EMG agree that all books, records, information, and data pertaining to the business of the other party, the Trust and each Fund, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)
prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)
provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)
release such information as permitted or required by law or approved in writing by EMG or the Trust (as applicable), which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by EMG, the Trust, or the Trust’s investment adviser (as applicable).

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from EMG, the Trust or a Fund to any person that is not affiliated with such entity or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

7.
PROPRIETARY INFORMATION

(a)
Proprietary Information of GFS. EMG acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. EMG agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by GFS or as may be duly requested by regulatory authorities.

(b)
Proprietary Information of the Trust. GFS acknowledges that all information related to shareholders purchasing or redeeming in-kind furnished to GFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms and Authorized Participants (as defined in the Funds’ Prospectus and Statement of Additional Information), compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(d)
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section 7 shall survive any earlier termination of this Agreement.

8.
ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become classes (or funds) under this Agreement with necessary changes made to Appendix III; provided, however, that either GFS or EMG may elect not to make any such series or classes subject to this Agreement.

9.
ASSIGNMENT AND SUBCONTRACTING

(a)
This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party.

(b)
GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from EMG hereunder.

10.
TERM AND TERMINATION

(a)
Term. This Agreement shall remain in effect for a period of three (3) years from the Effective Date and shall continue in effect for successive twelve-month terms, provided that such continuance is specifically approved at least annually by EMG and a majority of the Board.

(b)
Termination. This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by GFS at the end of the initial term or any subsequent renewal term upon not less than ninety (90) days’ advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the parties agree to submit to arbitration in accordance with Section 12(g) of this Agreement. Additionally, GFS may terminate this Agreement with respect to a Fund at any time following the Board’s determination to liquidate such Fund by delivering written notice to the Board setting forth the date on which such termination is to be effective. In the event of any termination of this Agreement, GFS agrees that it will cooperate to facilitate the smooth transition of services to a replacement service provider, if one has been selected by the Board.

(c)
Reimbursement of Expenses Incurred by GFS in Effecting Any Termination. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from EMG, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with the de-conversion of the Trust’s and/or any Fund’s records from GFS’s computer systems, and the delivery to the Trust and/or its designees of the Trust’s and/or any Fund’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust and/or any Fund with reasonable access to all Trust and/or Fund documents or records (as applicable) remaining in its possession.

(d)Survival of Certain Obligations. The obligations of Sections 3, 4, 6, 7, 10 and 11 shall survive any termination of this Agreement.

11. MISCELLANEOUS

(a)
Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)
Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York.

(c)
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto.

(d)
Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)
Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)
Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)
Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in New York according to the Securities Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

(h)
Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to EMG:
If to GFS:

Samuel Masucci, III Chief Executive Officer ETF Managers Group LLC 30 Maple Street, 2nd Floor Summit, NJ 07901 Telephone:908-897-0510 Email: sam@etfmg.com	Gemini Fund Services, LLC Attn: Legal Department 17605 Wright Street, Suite 2 Omaha, NE 68130 legal@thegeminicompanies.com

(j)
Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)
Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)
Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

ETF MANAGERS GROUP LLC		GEMINI FUND SERVICES, LLC
By:	/s/ Samuel Masucci, III	By:	/s/ Kevin Wolf
	Samuel Masucci, III		Kevin Wolf
	Chief Executive Officer		President

APPENDIX I

ETF Sub-Accounting Services

With respect to each Fund electing Sub-Accounting Services, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, exemptive orders and resolutions and policies established by the Trust’s Board:

1) Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to the Fund’s listing exchange and Authorized Participants by the times agreed upon by GFS and the Trust, and communicate such net asset value to the Trust and its transfer agent and/or index receipt agent;

2)
Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)
Prepare and maintain on behalf of each Fund, books and records of each Fund, as required by Rule 31a-1 under the Investment Company Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s ETF Sub-Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between EMG and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a. Cash receipts journal
b. Cash disbursements journal
c. Dividend record
d. Purchase and sales - portfolio securities journals
e. Subscription and redemption journals
f. Security ledgers
g. Broker ledger
h. General ledger
i. Daily expense accruals
j. Daily income accruals
k. Securities and monies borrowed or loaned and collateral therefore
l. Foreign currency journals
m. Trial balances

4)
Make such adjustments over such periods as the Trust’s administrator or sub-administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)
Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

6)
Provide all raw data available from its fund accounting system for the Fund’s investment adviser, administrator or sub-administrator to assist in preparation of the following:

a. Semi-annual financial statements;
b. Annual form N-CEN and annual tax returns;
c. Financial data necessary to update the Trust’s Registration Statement; and
d. Annual proxy statement.

7)
Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)
Transmit to and receive from each Fund's transfer agent and/or index receipt agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)
Periodically reconcile all appropriate data with each Fund's custodian;

10)
Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements; and

11)
Create each Fund’s daily portfolio composition file (“PCF”), transmitting the PCF to each Fund and its Adviser and assist the Fund and its Adviser with inputting the PCF into the NSCC system and facilitating any other communications required by the NSCC related to the PCFs.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the Investment Company Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Trust if GFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its ETF Sub-Accounting Services. Any modification of the ETF Sub-Accounting Services provided by GFS as set forth in this Appendix I shall be delivered to EMG in writing.

APPENDIX II

ETF Sub-Administrative Services

With respect to each Fund electing Fund Administrative Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board and directions of EMG:

1)
Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, sub-transfer agent, fund accountant, fund sub-accountant, and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)
Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)
Prepare and coordinate the printing of semi-annual and annual financial statements;

4)
Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and GFS from time to time;

5)
In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)
Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7)
Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

8)
Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)
In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.
amendments to the Trust’s Registration Statement;
b.
periodic reports to the Trustees, shareholders and the SEC, including, but not limited to, annual reports and semi-annual reports;

c.
notices pursuant to Rule 24f-2 (as applicable);
d.
proxy materials; and
e.
reports to the SEC on Forms N-SAR, N-CEN, N-CSR, N-Q, N-PORT, N-23c-3 and N-PX (as applicable).

10)
Coordinate the Trust's audits and examinations by:
a.
assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body or securities exchange, in any requested review of a Fund’s accounts and records;
b.
providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.
providing office facilities as may be required.

11)
Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)
Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)
Coordinate with the Funds’ service providers to facilitate the setup of Funds on applicable securities exchanges;

14)
Monitor sales of Shares and ensure that the Shares are properly and duly listed with the applicable securities exchanges and that securities exchange listing requirements are met;

15)
Process share creations and redemptions with the Funds’ transfer agent;

16)
Maintain create/redeem records to the extent they are not otherwise maintained by other Service Providers;

17)
Arrange for vendors to provide and post each Fund’s IOPV and other information required by exemptive orders;

18)
Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

19)
Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

20)
Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

21)
Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

22)
Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS); and

23)
Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its ETF Sub-Administrative Services. Any modification of the ETF Sub-Administrative Services provided by GFS as set forth in this Appendix II shall be delivered to EMG in writing.

APPENDIX III
LIST OF FUNDS
SERVICES & FEES

This Appendix III is part of the ETF Sub-Services Agreement (the “Agreement”), dated February 1, 2019, between ETF Managers Group LLC (“EMG”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by EMG for the Fund(s) identified on this Appendix II along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The Fund(s) to be covered under this Agreement include:

Fund(s)
ETFMG Alternative Harvest ETF

Funds with the same investment adviser are collectively referred to as a “Fund Family.”

SELECTED SERVICES and FEES

In consideration of the services described on Appendices I and II (collectively the “Services”), EMG shall pay to GFS the following fees (unless otherwise specified, all basis point fees will be calculated based upon the average net assets of the Fund for the previous month):

IN WITNESS WHEREOF, the parties hereto have executed this Appendix III to the ETF Sub-Services Agreement effective as of February 1, 2019.

ETF MANAGERS GROUP LLC		GEMINI FUND SERVICES, LLC
By:	/s/ Samuel Masucci, III	By:	/s/ Kevin Wolf
	Samuel Masucci, III		Kevin Wolf
	Chief Executive Officer		President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees;

(2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under the Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

ETF Managers Group LLC
30 Maple Street, 2nd Floor
Summit, NJ 07901

By:	/s/ Samuel Masucci, III
Samuel Masucci, III
Chief Executive Officer